As filed with the Securities and Exchange Commission on August 11, 2000.

                                                    Registration No. 333-71179

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                                 Amendment No. 5
                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                            Medcom USA, Incorporated
                     ---------- --------------------------
               (Exact name of registrant as specified in charter)

                                    Delaware
                            ------------ ----------
                 (State or other jurisdiction of incorporation)

                                           18001 Cowan, Suite C & D
                                              Irvine, CA  92614
    65-0287558                                 (949) 261-6665
 (IRS Employer I.D.                 (Address, including zip code, and telephone
        Number)                         number of principal executive offices)

                                  Mark Bennett
                            18001 Cowan, Suite C & D
                                Irvine, CA 92614
                                 (949) 261-6665
                   ------------------------ ----------------
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                 As soon as practicable after the effective date
                         of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


Title of each                          Proposed     Proposed
  Class of                              Maximum     Maximum
Securities               Securities    Offering    Aggregate      Amount of
  to be                    to be       Price Per    Offering    Registration
Registered               Registered     Unit (1)     Price         Fee (4)
           -----------

Common Stock (2)        12,643,901        $0.62 $   7,839,219       $2,066
Common Stock (3)         4,079,558        $0.62     2,529,326      $   664
                                                  -----------      -------

Total                                             $10,368,545       $2,730
                                                  ===========       ======

(1) Offering price computed in accordance with Rule 457(c).
(2) Shares of common stock owned by existing shareholders
(3) Shares of common stock issuable upon the exercise of warrants. These shares of common stock may be resold by means of this registration statement. Includes additional shares which may be issued due to adjustments to warrants.
(4) Fees of $3,103 have previously been paid in connection with this Registration Statement.

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the conversion of the Preferred Stock or upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of the anti-dilution provisions of the Preferred Stock or the warrants.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     SELLING SHAREHOLDER OFFERING PROSPECTUS

                            MEDCOM USA, INCORPORATED.

                        16,723,459 Shares of Common Stock

    This prospectus relates to the sale of common stock by certain persons who either own or have the right to acquire shares of Medcom's common stock. These persons are sometimes referred to in this prospectus as the selling shareholders. See the section of this prospectus entitled "selling shareholders" for more information concerning the selling shareholders. Medcom will not receive any proceeds from the sale of the shares by the selling shareholders.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered by this prospectus or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      The securities offered by this prospectus are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page seven of this prospectus.

      The former name of Medcom was Sims Communications, Inc. In October 1999 the shareholders of Sims approved the change in the corporate name to Medcom USA, Incorporated.

      On August 7, 2000 the closing price of Medcom's common stock on the NASDAQ SmallCap Market was $1.84 per share. Medcom's NASDAQ symbol is EMED.

                 The date of this prospectus is August __, 2000

                               PROSPECTUS SUMMARY

      Medcom USA, Incorporated was incorporated in August 1991 under the name Sims Communications, Inc. The corporate name was changed to Medcom USA, Incorporated in October 1999.

      Medcom's executive offices are located at 18001 Cowan, Suite C & D, Irvine California 92614. Medcom's telephone number is (949) 261-6665.

      Medcom's initial business was the rental of cellular telephones through a stand-alone dispensing station known as an Automated Communications Distribution Center. Prior to 1996 Medcom operated ACDC units for its own account and also sold franchises which provided third parties the right to operate ACDC units at various franchised locations. At October 31, 1999, Medcom was not operating any ACDC units and Medcom's only remaining franchisee had four ACDC units in operation.

      In December 1996 Medcom acquired all the issued and outstanding shares of Link International, Inc., a corporation which manufactures and distributes machines which dispense prepaid calling cards and terminals which are used by merchants to perform a variety of transactions, including accepting credit cards and bank debit cards in payment for sales of merchandise and services. In June 1999 Medcom sold substantially all of the assets associated with Link and recorded a gain on the sale of approximately $2,000.

      In May 1998 Medcom acquired One Medical Services, Inc., a corporation which provides a financial processing and communications network for the home medical equipment industry. In July 1999 Medcom licensed its rights to the One Medical Service Network to an unrelated third party for $1,377,000, of which $567,000 has been paid and the remainder of which ($810,000) will be paid in accordance with the terms of an unsecured promissory note which is payable prior to July 2006.

      In January 2000 the holders of Medcom's Series C preferred shares converted the preferred shares into 3,490,000 shares of Medcom's common stock. In payment of accrued dividends and penalties Medcom made cash payments of $160,567 and issued 60,000 shares of its common stock to the holders of the Series C preferred shares. For assisting in arranging the conversion of the preferred shares, MedCom issued 175,000 shares of common stock to Morse
Financial Consulting, Inc. The effective conversion price of the Series C Preferred shares was $0.50 per share. The closing price of Medcom's common stock was $0.91 per share on December 27, 1999, the date the agreement was made to convert the Series C preferred shares.

      As of the date of this prospectus substantially all of Medcom's revenues were generated by its Justmed.com, Movie Vision and DCB divisions.

JustMed.com

      The JustMed.com division involves three components:

o     The Medcard health insurance verification and billing system
o     The JustMed.com website

o     The Med Store

MedCard System

      In November 1998 Medcom acquired an exclusive world wide license to software programs and related technology known as the MedCard system. The MedCard system is an electronic processing system which consolidates insurance eligibility verification and processes medical claims and approvals of credit card and debit card payments in under 30 seconds through a single, small terminal. Using the MedCard system, health care providers are relieved from the problems associated with eligibility confirmation and billings, healthcare providers' reimbursements are accelerated and account receivables are reduced. The time it takes to collect payments from insurance providers decreases from months to days. Medcom obtains revenues from the sale of its processing terminals and from fees received from every transaction processed by the terminals.

      As of June 30, 2000 the MedCard system was able to retrieve on-line eligibility and authorization information from 125 medical insurance companies and plans and electronically process and submit billings for its healthcare providers to over 1650 companies. These insurance providers include CIGNA, Prudential, Oxford Health Plan, United Health Plans, Blue Cross, Medicaid, Aetna, Blue Cross/Blue Shield and Metrahealth.

      The license was acquired from Dream Technologies, LLC and MedCard Management Systems, Inc. in consideration for $450,000 in cash, 100,000 shares of Medcom's common stock and an option, which was subsequently exercised, to purchase an additional 350,000 shares of common stock at a price of $1.28 at any time prior to November 10, 2001.

      Medcom also agreed to pay Dream a royalty, not to exceed $250,000 per month, equal to 25% of the net revenues derived by Medcom from the MedCard system. Once royalties in any month reach $250,000, Medcom is obligated to pay Dream 10% of the net revenues derived from the MedCard system during that particular month. The term net revenues means the gross revenues received from the use of the MedCard Systems less:

o     Terminal lease costs of up to $50 per month,:

o     Commissions payable to agents which place terminals with end users; and

o Network costs which include (i) claim fees payable to data vendors, (ii) charges for verification of insurance coverage and (iii) similar telecommunications charges related to obtaining claims processing and/or benefits verification information.

      In May 2000 the license agreement with Dream was amended such that Medcom acquired all rights to the MedCard system including all software programs, intellectual property, trade names and existing contracts. The amendment effectively terminated the original License Agreement, except that the royalty provisions of the original license agreement will remain in effect until November 2013. In consideration for this amendment, Dream received 100,000 shares of the Medcom's restricted common stock and a warrant to purchase 400,000 shares of the Medcom's common stock at $3.57 per share at any time prior to May 11, 2003.

Website

      The JustMed.com website is an internet website which began functioning on July 1, 1999. The website advertises healthcare products and services which are available to the general public and provides medical information to the general public. Persons in need of healthcare products and services can access the website and order products or transfer to the more detailed websites maintained by the companies which provide the products and services. Medcom expects to generate revenues from this website by charging providers of healthcare products and services fees for advertising on the website. Medcom will also receive fees when a person transfers from Medcom's website to the websites maintained by a provider of healthcare products or services. Medcom expects that advertisers on its website will include distributors of healthcare equipment and products, hospitals, physician practice groups, and clinics.

Med Store

      The Med Store is a feature of Medcom's website which allows consumers to use their computers to purchase a variety of healthcare products and services. Items available for purchase include canes, crutches, walkers, bath chairs, blood pressure units, cold therapies, exercise equipment and hot and cold packs.

Movie Vision

      In January 1998 Medcom acquired a business known as Movie Vision from Moviebar USA, Incorporated and Vectorvision, Incorporated. Movie Vision rents video cassettes, primarily containing motion pictures, through automated dispensing units in hotels. Movie Vision currently has video cassette dispensing machines in approximately 110 hotels in the United States.

DCB Actuaries & Consultants

      In April 2000, Medcom acquired 100% of the stock of DCB Actuaries & Consultants SRO (DCB), a Czech Republic based company and certain technology and intellectual property from DSM, LLC, a Florida limited liability company. DCB develops and markets software programs which are used in providing information to health care providers, hospitals, insurance companies and insurance plans. DCB is headquartered in Brno, Czech Republic.

      DCB's software systems have the following features:

o Risk Management - Actuarial analysis and projected monthly costs on a per member basis. These features are useful for insurance companies, managed care plans and hospitals.

o Clinical Services - Electronic patient record system, patient care pathways and on-line medical documents. The care pathways provide a computer generated standard treatment program based upon the patient's particular background and symptoms, which can be compared to the actual treatment program being used. On-line documents include x-rays, diagnostic results, lab reports, EKGs and physician notes. This component allows a healthcare provider to review these documents on-line, from the home or office. More than one physician in multiple locations can review the records simultaneously, thereby improving the consultation process.

o Administrative and Management Functions - Quality assurance, claims analysis, plan performance and market/sales analysis. The system enables healthcare providers or managers to review their performance against international standards and budgets or the results of other similarly sized or located organizations. The reports can be tailored to meet the information needs of any user.

o Patient Services - Patients will also benefit from DCB's Health Information Gateway which will allow patients to monitor personal health profiles in addition to their own medical treatment histories. Early warning and reminder alerts will also be available on line.

      Medcom acquired DCB and the technology from DSM for $1,900,000 in cash and 2,850 shares of Medcom's Series D Preferred Stock. In connection with these acquisitions, Medcom incurred costs of approximately $140,000 and paid commissions of $100,000 in cash and 37,129 shares of its common stock which shares were valued at $150,000. Medcom also paid $250,000 to the existing employees of DCB. The purchase price was the result of an offer made by the sellers, and a determination by Medcom that the value of the business and assets being acquired, viewed in light of Medcom's present and proposed operations, exceeded the offered price.

The Offering

      This prospectus relates to the sale of shares of Medcom's common stock:

o issuable upon the exercise of warrants and options which were previously issued by Medcom, and
o held by certain persons who either purchased the shares from Medcom in private offerings, received the shares for services provided to Medcom, or received the shares in settlement of amounts owed to these persons by Medcom.

         The holders of the warrants and options, to the extent they exercise the warrants or options, and the owners of the shares of common stock described above are referred to in this prospectus as the selling shareholders. If all warrants and options held by the selling shareholders are exercised, Medcom will receive approximately $4,768,000, which will be used to fund Medcom's operations. Medcom will not receive any proceeds from the sale of the shares by the selling shareholders.

      As of August 7, 2000, Medcom had 31,845,966 outstanding shares of common stock. Assuming all warrants and options held by the selling shareholders are exercised, there will be 35,925,524 shares of common stock issued and outstanding. The number of outstanding shares before and after this offering does not give effect to shares which may be issued upon the exercise and/or conversion of other options, warrants or convertible securities previously issued by Medcom. See "Comparative Share Data".

Statement of Operations Data:
----------------------------

                                                            Nine months ended
                                 Years Ended June 30,         March 31, 2000
                                1999              1998
                                ----              ----
Revenue:
Telecommunications            $142,672         $446,524
Financial Processing           625,801          147,533
Automated movie rentals        860,126          371,416
                               -------          -------
Total Revenues from Intelligent
    Vending Machines (1)     1,628,599          965,473            577,024
Medical transaction processing   583,777         15,478          1,634,773
                              ----------     ----------          ---------
Total Revenues               2,212,376          980,951          2,211,797
Cost of Services              (634,518)        (523,479)          (773,267)
Operating and other
    Expenses                (8,666,818)      (7,503,483)        (6,985,263)
Loss from Discontinued
    Operations                      --          (63,737)                --
                    ------------------    --------------------------------
Net Loss                   $(7,088,960)     $(7,109,748)       $(5,546,733)
                           ============     ============       ============

Balance Sheet Data:
------------------
                                                June 30,
                          ------------------------------------------------------
March 31,
                            1999                 1998             2000

Current Assets           $1,168,055             $787,998       $5,820,185
Total Assets              6,374,862            5,602,751       11,068,219
Current Liabilities       2,142,550            2,785,015          818,916
Total Liabilities         2,268,256            3,372,542        1,634,940
Working Capital (Deficit)  (974,495)          (1,997,017)       5,001,269
Shareholders' Equity      4,106,606            2,230,209        9,433,279

(1) Subsequent to June 30, 1999, Medcom classified revenues from telecommunications, financial processing and automated movie rentals into one category which is referred to as "Revenues from Intelligent Vending Machines".

No common stock dividends have been declared by Medcom since its inception.

                                  RISK FACTORS

      Prospective investors should be aware that ownership of Medcom's common stock involves risks which could adversely affect the value of their holdings of common stock. Medcom does not make, nor has it authorized any other person to make, any representations about the future market value of Medcom's common stock.

      The securities offered should be purchased only by persons who can afford to lose their entire investment. Prospective investors should read this entire prospectus and carefully consider, among others, the following risk factors in addition to the other information in this prospectus prior to making an investment.

There can be no assurance that Medcom will be able to generate sufficient revenues and become profitable.

      Medcom has incurred losses since it was formed in 1991. From the date of its formation through March 31, 2000, Medcom incurred net losses of approximately $(33,000,000). During the nine months ended March 31, 2000 Medcom had a loss of $(5,600,000). Medcom expects to continue to incur losses until such time, if ever, as it earns net income. During the year ending June 30, 2000 Medcom was not able to pay all of its liabilities as they became due. MedCom's independent accountants have stated in their report to MedCom's financial statements for the year ended June 30, 1999 that due to MedCom's recurring losses from operations there is substantial doubt as to MedCom's ability to continue in business.

Medcom Needs Additional Capital to Continue in Business.

      This offering is being made on behalf of certain selling shareholders. Medcom will not receive any proceeds from the sale of the shares offered by the selling shareholders. If Medcom is unable to finance the acquisition of additional equipment needed for its operations, Medcom projects that it will need approximately $1,000,000 in additional funding before Medcom's revenues equals its expenses, although there is no assurance that Medcom's projections in this regard will be accurate. There can be no assurance that Medcom will be able to obtain additional funding, if needed, or if available on terms satisfactory to Medcom, in which case Medcom may be unable to continue in business.

Options, Warrants and Convertible Securities issued by Medcom may result in substantial dilution to Medcom's Shareholders.

      Medcom has issued options, warrants and other convertible securities which allow the holders to acquire up to 15,039,905 additional shares, or 47%, of Medcom's common stock. Medcom has agreed, at its expense, to register for public sale up to 4,079,558 shares of common stock underlying these derivative securities. The sale of these shares over a short period of time may cause the price of Medcom's common stock to decline. See "Comparative Share Data" for more information concerning the derivative securities issued by Medcom.

Medcom's operations in foreign countries involves numerous risks.

      As a result of Medcom's acquisition of DCB Actuaries & Consultants Medcom, through DCB, now operates in foreign locations. As a result, Medcom is subject to certain business risks which arise from operating in foreign countries, including exposure to periodically volatile foreign economic, monetary and currency conditions, compliance with foreign law and regulations as well as issues relating to the conduct of day-to-day business in foreign language and foreign culture business environments. Additional international considerations include high travel costs as well as time and distance barriers in the management and development of the business. There can be no assurance that Medcom will be able to operate successfully in foreign countries.

Medcom's need for capital may result in the issuance of additional shares of common stock which may result in substantial dilution to Medcom's shareholders.

      This offering is being made on behalf of certain selling shareholders. Medcom will not receive any proceeds from the sale of the shares offered by the selling shareholders. Due to Medcom's history of losses, it is likely that Medcom's continued operations will depend upon funds received from the sale of Medcom's common or preferred stock. The issuance of these shares and their sale, or potential for resale, in the public market may cause the price of Medcom's common stock to decline. There can be no assurance that Medcom will be able to obtain additional funding, if needed, or if available on terms satisfactory to Medcom. During the twelve months ending June 30, 2000 Medcom's outstanding shares increased from 16,727,500 shares to 31,820,966 shares.

      Prices for Medcom's Common Stock have been highly volatile and will be influenced by a number of factors, including the depth and liquidity of the market for Medcom's Common Stock, Medcom's financial results, investor perceptions of Medcom, and general economic and other conditions.

There is No Assurance that Medcom's Common Stock Will Continue to be Listed on NASDAQ.

      Although Medcom's Common Stock is currently listed on the NASDAQ Small-Cap Market, the National Association of Securities Dealers, Inc. requires, for continued inclusion on the NASDAQ Small-Cap Market, that Medcom must maintain $2,000,000 in tangible net worth and that the bid price of Medcom's Common Stock must be at least $1.00.

      If Medcom's securities were delisted from the NASDAQ Small-Cap Market, Medcom's securities would trade in the unorganized interdealer over-the-counter market through the OTC Bulletin Board which provides significantly less liquidity than the NASDAQ Small-Cap Market. Securities which are not traded on the NASDAQ Small-Cap Market may be more difficult to sell and may be subject to more price volatility than NASDAQ listed securities. There can be no assurance that Medcom's securities will remain listed on the NASDAQ Small-Cap Market.

      If Medcom's Common Stock was delisted from NASDAQ, trades in such securities may then be subject to Rule 15g-9 under the Securities Exchange Act of 1934, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. Rule 15g-9, if applicable to sales of Medcom's securities, may affect the ability of broker/dealers to sell Medcom's securities and may also affect the ability of investors in this offering to sell such securities in the secondary market and otherwise affect the trading market in Medcom's securities.

      The Securities and Exchange Commission has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

    Although Medcom's common stock has never been delisted from the NASDAQ SmallCap market, and although as of June 30, 2000 Medcom met all conditions for continued listing on the NASDAQ SmallCap market, Medcom's common stock has been the subject of several NASDAQ delisting proceedings during the past three years.

Medcom's recent changes in its business may not result in profits.

      During the summer of 1999 Medcom began directing its efforts towards its JustMed.com division. The JustMed.com division is in the early stage of development and has a limited operating history. The success of the JustMed.com division will be dependent on convincing healthcare providers to use the Medcard system for insurance verification and billing. There is no assurance that the JustMed.com division will gain acceptance from healthcare providers or the general public or that the JustMed.com division will generate any profits.

      In April 2000 Medcom acquired DCB Actuaries & Consultants. The success of Medcom's DCB division will depend upon Medcom's ability to sell DCB's software systems to hospitals and insurance companies and plans. There can be no assurance that Medcom's DCB division will be profitable.

There can be no assurance that Medcom will be able to compete with the numerous other companies which are engaged in Medcom's lines of business.

    There are many companies that will compete with Medcom at some level. Competing health insurance processing systems include Envoy, Medical Manager, Medic, Spot Check and Mediphis. Leading consumer healthcare websites include AOL Health Channel, Thrive Online, drkoop.com, Mayo Clinic Health Oasis, InteliHealth, Mediconsult.com, and OnHealth. Medcom anticipates that its DCB division will compete with Eclipsys, Healtheon/Web MD, Medisoft and McKesson/HBOC. Many of these competitors are far better capitalized than Medcom and control significant market share in their respective industry segments.

Medcom is Dependent on the Internet and Telecommunications Carriers for its Operations.

      Medcom's website is dependent upon the ability of the general public to use the internet.

Medcom's Medcard system and certain features of DCB's systems rely on telecommunications carriers to transmit data. A major equipment failure affecting the systems of internet service providers or providers of telecommunications services, or the inability of telecommunications carriers to provide or expand their current levels of service to Medcom, could have a material adverse effect on Medcom's operations.

Medcom may face potential liability for information carried on its website.

    The legal obligations and potential liability of companies which provide information by means of the internet are not well defined and are evolving. Any liability of Medcom resulting from information carried on or disseminated through its website could have a material adverse effect on its business, operating results and financial condition.

Medcom may be unable to protect its technology.

    Certain technology used by Medcom is covered by U.S. patents. There is no assurance that any patents issued or licensed to Medcom will protect Medcom's technology as disputes may arise between Medcom and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that Medcom will be in a position, or will deem it advisable, to carry on such a defense. With respect to Medcom's unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

                       DOCUMENTS INCORPORATED BY REFERENCE

      Medcom will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

                            Medcom USA, Incorporated
                            18001 Cowan, Suite C & D
                                Irvine, CA 92614
                                 (949) 261-6665
                              (949) 261-0323 (fax)

     The following documents filed with the Securities and Exchange Commission by Medcom (Commission File No. 0-25474) are hereby incorporated by reference into this Prospectus:

    (1) Annual Report on Form 10-KSB/A for the fiscal year ended June 30, 1999.

    (2) Proxy Statement relating to October 14, 1999 Annual Meeting of Shareholders.

    (3) Proxy Statement relating to October 14, 1999 Special Meeting of Shareholders.

    (4) Quarterly reports on Form 10-QSB/A for the quarters ended September 30, 1999, December 31, 1999, and March 31, 2000.

    (5)  Proxy   Statement   relating  to  June  27,  2000  Special  Meeting  of
Shareholders.

(6) Description of Medcom's common stock as contained in a registration statement on Form 8-A and filed under the Securities Exchange Act of 1934.

      All documents filed with the Securities and Exchange Commission by Medcom pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                             ADDITIONAL INFORMATION

      Medcom has filed with the Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20001, a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Medcom and such securities, reference is made to the Registration Statement and to the exhibits filed with the registration statement. Statements contained in this Prospectus as to the contents of any contract or other documents are summaries, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by the actual terms of the document. Medcom is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the exhibits to the registration statement, as well as copies of any reports, proxy statements and other information filed by Medcom, can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning Medcom is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov.

                             COMPARATIVE SHARE DATA

         As of August 7, 2000, Medcom had 31,845,966 shares of common stock issued and outstanding. Assuming all warrants and options held by the selling shareholders are exercised, there will be 35,925,524 shares of common stock issued and outstanding. The following table describes the origin of the shares offered by this prospectus.

                                           Number of Shares     Note Reference

Shares outstanding as of August 7, 2000     31,845,966

Shares offered by existing shareholders     12,643,901

Shares  issuable  upon  exercise of            113,333               A
warrants held by former  Series C
Preferred shareholders.

Shares which may be acquired by sales agent.    40,500               A

Shares issuable upon exercise of warrants
sold to private  investors and upon
exercise of warrants issued to sales agents
and financial consultants                    3,925,725               B

Shares which will be outstanding,
assuming exercise of all options and
warrants listed above                       35,925,524

Percentage of Medcom's  common stock
represented by shares offered by this
prospectus, assuming the exercise of
all options and warrants listed above              47%

Other Shares Which May Be Issued:
--------------------------------

      The following table lists additional shares of Medcom's common stock which are not offered by this prospectus but may be issued as the result of the exercise of outstanding options, warrants or the conversion of other securities issued by Medcom:

                                            Number                 Note
                                           of Shares             Reference

Shares issuable upon the exercise
of warrants sold to  private
investors and upon exercise of
warrants issued to sales agents
and consultants                           1,963,347                  B

Shares issuable upon exercise of options  8,597,000                  C
previously granted by Medcom

Additional shares issuable in connection
with the acquisition of:
     One Medical Services, Inc.           1,485,000                  D
     MedCard System                         400,000

Shares issuable upon conversion of Series D
  Preferred Stock                           577,000                  E

A. Between November 1998 and January 1999, Medcom sold 1,700 shares of its series C preferred stock (the "Preferred Stock") to a group of institutional investors for $1,700,000. In connection with this offering, Medcom issued to Settondown Capital International, Ltd., the sales agent for the offering, 45 shares of series C preferred stock. The Series C preferred shares were subsequently converted into 3,490,000 shares of Medcom's common stock.

      In connection with the issuance of the Series C Preferred Stock Medcom also:

(i) Issued to the holders of the Series C Preferred Stock, on a pro rata basis, warrants which collectively allow for the purchase of up to 113,333 shares of Medcom's common stock. The warrants are exercisable at a price of $1.00 per share at any time prior to July 31, 2004.
(ii) Issued to Settondown Capital International, Ltd., warrants for the purchase of 37,500 shares of Medcom's common stock and 14,769 shares of common stock. The warrants for the purchase of the 37,500 shares of common stock are exercisable at a price ranging between $1.27 and $1.50 per share at any time prior to December 31, 2003. Settondown, as the holder of 45 shares of the Series C preferred stock, also received 3,000 warrants which have the same terms as the warrants referred to in (i) above.

B. In connection with certain private offerings, Medcom sold shares of common stock and warrants. The warrants sold in these private offerings are exercisable at prices ranging between $0.44 and $2.17 per share and expire between November 2002 and April 2004. Medcom has also entered into a number of agreements with various financial and other consultants. Pursuant to the terms of these agreements, Medcom has issued to the consultants shares of common stock, plus warrants to purchase additional shares of common stock. The warrants referred to above are exercisable at prices ranging between $0.59 and $5.00 per share and expire between July 2001 and April 2004. Up to 3,925,725 shares of common stock issuable upon the exercise of warrants held by certain private investors and consultants are being offered to the public by means of this prospectus. See "Selling Shareholders".

C. Options are held by present and former officers, directors and employees of Medcom. The options may be exercised at prices ranging between $0.52 and $8.00 per share. Approximately 75% of these options are currently exercisable.

D.  Effective  May 30,  1998  Medcom  acquired  One  Medical  Services,  Inc. in consideration for 142,350 shares of common stock and 187,500 warrants exercisable at $2.00 per share at any time prior to May 30, 2003. The shares issuable upon the exercise of these warrants are being offered for resale by means of this prospectus. Medcom has also agreed to issue to the former owners of One Medical up to 1,485,000 additional shares of common stock depending on the future operating of One Medical. The number of shares to be issued each quarter will be determined by dividing the quarterly net income of One Medical (for each fiscal quarterly beginning June 30, 1998 and ending June 30, 2001), by the average closing price of Medcom's common stock for the five day trading period prior to the end of each quarter. As of August 7, 2000 Medcom had not issued any additional shares to the former owners of One Medical.

      In November 1998 Medcom acquired an exclusive world wide license to software programs and related technology know as the MedCard system. The license was acquired from Dream Technologies, LLC and MedCard Management Systems, Inc. in consideration for cash, shares of Medcom's common stock and an option, which was subsequently exercised, to purchase an additional 350,000 shares of common stock at a price of $1.28 at any time prior to November 10, 2001. In May 2000 the license agreement was amended such that Medcom acquired all rights to the MedCard system including all software programs, intellectual property, trade names and existing contracts. In consideration for this amendment, Dream received 100,000 shares of the Medcom's restricted common stock and a warrant to purchase 400,000 shares of the Medcom's common stock at $3.57 per share at any time prior to May 11, 2003.

E. In April 2000, Medcom issued 2,850 shares of its Series D Preferred Stock in connection with the acquisition of DCB Actuaries & Consultants and related technology. Each Series D Preferred share is convertible at any time at the option of the holder into 202.43 shares of Medcom's common stock. The Series D Preferred shares will, at Medcom's option, convert into shares of Medcom's common stock, in the manner described above, at any time after April 15 2001 so long as the bid price of Medcom's common stock exceeds $4.94 and the shares of common stock issuable upon the conversion of the Series D Preferred shares are either covered by an effective registration statement or are eligible for sale pursuant to Rule 144 of the Securities and Exchange Commission.

      The shares which are referred to in Notes A and B (limited to 3,925,725 shares in the case of Note B), as well as 12,643,901 shares owned by existing shareholders, are being registered for public sale by means of this prospectus.

      A total of 2,957,000 shares issuable upon the exercise of options, and which are referred to in Note C, have been registered for public sale by means of a registration statement on Form S-8 filed with the Securities and Exchange Commission

                              SELLING SHAREHOLDERS

The Offering

      This prospectus relates to the sale of shares of Medcom's common stock:

o issuable upon the exercise of warrants and options which were previously issued by Medcom, and
o held by certain persons who either purchased the shares from Medcom in private offerings, received the shares for services provided to Medcom, or received the shares in settlement of amounts owed to these persons by Medcom.

         The holders of the warrants and options, to the extent they exercise the warrants or options, and the owners of the common stock described above are referred to in this prospectus as the selling shareholders. Medcom has agreed to pay the expenses associated with registering the shares to be sold by the selling shareholders which, as of August 7, 2000, were approximately $55,000.

      Medcom has agreed with Augustine Fund, LP, Gilston Corporation Ltd., HSBC James Capel Canada, Inc., Manchester Asset Management Ltd., Settondown Capital International Ltd., and Tonga Partners LP to file a registration statement, of which this prospectus is a part, to register for public sale the shares of common stock issuable upon the exercise of the warrants held by these selling shareholders. Medcom also agreed to keep this registration statement current until two years after the date the warrants held by these selling shareholders are exercised.

      Medcom agreed with American Nortel Communications, Inc. to file a registration statement, of which this prospectus is a part, registering for public sale 1,111,111 shares of common stock sold to American Nortel in October 1999. Medcom has issued 300,000 shares of common stock to American Nortel as a penalty due to the fact that this registration statement was not declared effective by February 15, 2000. Medcom is not required to issue any additional shares to American Nortel with respect to the effective date of the registration statement.

      Medcom agreed with Great Neck Partners to file a registration statement, of which this prospectus is a part, registering for public sale shares of common stock and common stock purchase warrants sold to Great Neck Partners in January 1999. Medcom has issued 233,331 shares of common stock to Great Neck Partners as a penalty due to the fact that this registration statement was not declared effective by June 1999. Medcom is not required to issue any additional shares to Great Neck Partners with respect to the effective date of the registration statement.

      Medcom has agreed with the other selling shareholders to include the shares sold to the selling shareholders in this registration statement.

            The names of the selling shareholders are:

                                            Shares
                                            Which
                                            May be                      Share
                                            Acquired      Shares to    Owner-
                                            Upon Ex-        be Sold      ship
                                   Shares   ercise of        in this    After
      Name                        Owned     Warrants     Offering (1) Offering
----------------                --------    --------     ------------ --------

Alston, Patrick                   1,000                     1,000
American Nortel
    Communications            1,411,111     200,000     1,611,111
Aron, Don and Camberg, Roy                    6,250         6,250
Asian Restaurants                67,800                    67,800
Augustine Fund, LP                          152,000       152,000
Baker, Donald                    10,000                    10,000
Barghols, Kent                  140,000                   140,000
Baritex, Inc.                    20,000                    20,000
Baron, George                       350                       350
Benda, Russell P.                10,000       2,000        12,000
Berger, Gregg                     6,858                     6,858
Berger, Marvin                    7,000                     7,000
Bering Cape Ltd.                 29,133                    29,133
Bevingtion International
      Management S.A.            43,750                    43,750

                                            Shares
                                            Which
                                            May be                      Share
                                            Acquired      Shares to    Owner-
                                            Upon Ex-        be Sold      ship
                                   Shares   ercise of        in this    After
      Name                       Owned     Warrants   Offering (1)   Offering
----------------               --------    --------   ------------   --------

Bhatia, Lalit                     4,500                     4,500
Bieler, Bruno                     1,500                     1,500
Big Apple Consulting                         50,000        50,000
Borst, George                     6,000                     6,000
Brook, Philip                    40,000                    40,000
Burlington Securities
Corporation                     250,000                   250,000
Caprio, James                   150,000                   150,000
Carlson, Brett                   20,000                    20,000
Chelverton Fund Limited         150,000      70,000       220,000
Cobb, Debi                        4,500                     4,500
Colby, Clark A.                  85,000      17,000       102,000
Colby, Clark A. Jr.              35,000       7,000        42,000
Colby, Thomas E.                 35,000       7,000        42,000
Colby-Jackson, Kimberly A.       25,000       5,000        30,000
Collins, Andrew                  40,000                    40,000
Continental Capital & Equity
     Corporation                            200,000       200,000
Corchia, Robert                  60,975      12,195        73,170
Corn, Dennis                      3,500                     3,500
Cowan, David                     15,000                    15,000
Crowder, Robert                  19,200                    19,200
Crowder, William                 19,200                    19,200
Cugliandro, Nicole                  600                       600
Denner, Keith                   633,278     126,656       759,934
Dennis, W. Sam                  378,000           75,600  453,600
Dieterich & Associates           23,140                    23,140
Dieterich, Chris                 20,856                    20,856
Dietrich, Zora                   57,900      40,000        97,900
Dream Technologies, Inc.        100,000                   100,000
Doctor, Lori                     24,000       4,800        28,800
Eickenberg, William              21,000                    21,000
Elliot, Scott                    40,000                    40,000
Euromarket Advisory Services     30,000                    30,000
Faelnar, Jeffrey                  4,500                     4,500
Falleo, BettyAnn                  1,500                     1,500
Fegen, Nicholas                 190,000   1,000,000     1,190,000
Fingleson, Rodney                            30,000        30,000
First Choice Money
     Resources, Inc.             20,000      20,000        40,000

                                            Shares
                                            Which
                                            May be                      Share
                                            Acquired      Shares to    Owner-
                                            Upon Ex-        be Sold      ship
                                   Shares   ercise of        in this    After
      Name                        Owned     Warrants     Offering (1) Offering
----------------                --------    --------     ------------ --------

Fohson, Ltd.                                 30,000        30,000
Gales, Richard                    2,100                     2,100
Gales, Toni                       7,432                     7,432
Gallear, James                      600                       600
Gifts of Joy Incorporated       233,142     160,000       393,142
Gilston Corporation Ltd.                     16,667        16,667
Goatley, William M.              25,000       5,000        30,000
Gonzalez, Brenda                 15,000       3,000        18,000
Goslar, Chad                     10,000       2,000        12,000
Great Neck Partners             233,331     133,333       366,664
Hanson, Larry                    10,000                    10,000
Harbor Financial                             29,250        29,250
Hasan, Nabeel                    20,000       4,000        24,000
Healy, Margaret                     400                       400
Heartland Systems Company       533,333     106,667       640,000
Herbol, Robert - Instacall      147,255                   147,255
Hernandez, Maria                  2,000                     2,000
Hiniker, Ken                     50,000      10,000        60,000
HSBC James Capel Canada, Inc.                16,667        16,667
Hughes, Michael                   5,000      44,000        49,000
Iverson, Thor                    50,000      10,000        60,000
Johns, Brian                     10,000                    10,000
Johnson Capital Consulting, Inc.100,000                   100,000
Jones, John                     123,428                   123,428
Jones, Nancy                     45,714                    45,714
Kaplan, Errol                   113,571      22,714       136,285
Kaplan, Lynne                                20,000        20,000
Kinley, Craig                    10,000                    10,000
Kitay, Ruben                     11,428                    11,428
Knight Press                     30,000                    30,000
Kubba, Ammar                     65,284                    65,284
Kurfis, Diane                     4,000                     4,000
Ladd, Leon                       90,020                    90,020
Leiner, Melvin                               15,625        15,625
Levit, Jack                     800,834                   800,834
Levy, Lynne                       7,927       1,585         9,512
LHL Holdings                    172,268                   172,268
Lyon, E.B, III                   12,500                    12,500
Mahin, John                      15,000       3,000        18,000
Manchester Asset Management Ltd.             21,666        21,666

                                            Shares
                                            Which
                                            May be                      Share
                                            Acquired      Shares to    Owner-
                                            Upon Ex-        be Sold      ship
                                   Shares   ercise of        in this    After
      Name                        Owned     Warrants     Offering (1) Offering
----------------                --------    --------     ------------ --------

Marenco, Luis                     6,500                     6,500
Market Search International Inc. 13,333                    13,333
Markham Holdings Limited         43,750                    43,750
Marks, Darren                                15,625        15,625
Massengill, Jessee                9,600                     9,600
McKay, Jeff                      25,000                    25,000
Meltzer, Sam                    122,856                   122,856
Messer, Jerry                    30,000       6,000        36,000
Michael Associates              222,222     104,444       326,666
Milam, Jeb L.                    10,000                    10,000
Morse Financial, Inc.           350,100                   350,100
Morse, Debra                     20,000      20,000        40,000
Movie Bar Company USA           147,000                   147,000
Muehlburger, Karl                            20,000        20,000
Niemerow, Celia                   4,000                     4,000
Niemerow, Richard                 5,000      95,625       100,625
Novembre, Lou                     3,000                     3,000
Nunez, Jeffrey                   51,991                    51,991
OAC Joint Venture, Inc.          45,714                    45,714
Olszewski, Tracey                12,000                    12,000
O'Neill, Claudia                  5,000                     5,000
Palmero, Vito                    10,000                    10,000
Phelps, Marsh                     6,500                     6,500
Piazza, Linda                     6,500                     6,500
Piazza, William                  80,000      16,000        96,000
Picou, Deborah                   70,000                    70,000
Pipia, Vincent                   10,368                    10,368
Pizzolo, Anthony                190,000                   190,000
Pizzolo, Ronald                 190,000                   190,000
Powell, Ann                       2,500                     2,500
Proskin, Arnold and Martha       25,000       5,000        30,000
Quenneville, Charles             50,000      10,000        60,000
Rabe, Brian and Felicity         36,000                    36,000
Raff, Rebecca                    50,000                    50,000
Renna, Thomas                     8,250                     8,250
Rhodes, John Travis              10,000                    10,000
Richmark Capital                110,000     250,000       360,000
Roark, Larry                    300,000      40,000       340,000
Rook, Lisa                      200,000                   200,000
Ross, Christopher                10,000                    10,000

                                            Shares
                                            Which
                                            May be                     Share
                                            Acquired      Shares to    Owner-
                                            Upon Ex-        be Sold      ship
                                   Shares   ercise of        in this    After
      Name                        Owned     Warrants     Offering (1) Offering
----------------                --------    --------     ------------ --------

Rothstein, Richard              400,000      80,000       480,000
S.R.G. & Associates Ltd.         37,500                    37,500
Sabb, Maria                       3,500                     3,500
Sabb, Marlo                       2,500                     2,500
Sandler, Jack                   115,000      23,000       138,000
Santuro, Jessica                  9,142                     9,142
Scharf, Aron D.                  36,572                    36,572
Sciacca, Joseph                  12,000       2,400        14,400
Seganti, Edward                  25,800       5,160        30,960
Settondown Capital
International, Ltd.              14,769      40,500        55,269
Severance, Fayette               16,667                    16,667
Shaifer, Carl                    25,000       5,000        30,000
Simay, Lynn                      28,800                    28,800
Sink, James                      25,000                    25,000
SMP Financial Consultants       190,000      50,000       240,000
Sorg, Kevin                      10,000                    10,000
Spielman, Michael                 6,097       1,219         7,316
Stevens, Robert                   7,000                     7,000
Stilger, Kenneth                 25,000       5,000        30,000
Stone, David                      9,142                     9,142
Sullivan, Robert                 25,000                    25,000
Suppan, Robert                   22,500       4,500        27,000
The Rockies Fund, Inc.          400,000      80,000       480,000
Thomas, William E.              200,000      40,000       240,000
Tonga Partners, LP                           38,333        38,333
Trieu, Tho                        3,500                     3,500
Turkiewicz, Hal                   7,318       1,464         8,782
United Pharmaceutical
   Network, Inc.                             75,000        75,000
U.S. Automotive, Inc.           246,275     160,000       406,275
Vogel, Robert W.                  5,000       1,000         6,000
Wagner, James                   712,764                   712,764
Weitzberg, Bruce                  5,000                     5,000
Weldon, John P. III              10,000                    10,000
Wheet, Charles                   20,000      25,000        45,000
Woodard, Hall & Primm, PC                     6,250         6,250
Worthington, Matthew              4,000                     4,000
Yasmeh, Bruce                   121,951     166,265       288,216
Yazzo, John                      80,000                    80,000
Zapara Inc.                      45,714                    45,714
Zubay, Kenneth                   30,488       6,098        36,586
                           ------------------------ -------------

   TOTAL                     12,643,901   4,079,558    16,723,459
                             ==========   =========    ==========

(1) Assumes all shares owned, or which may be acquired, by the selling shareholders, are sold to the public by means of this prospectus.

    None of the selling shareholders will own more than 1% of Medcom's common stock after this offering. With the exception of Burlington Securities Corporation, Continental Capital & Equity Corporation, and Richmark Capital
Corporation, which are registered broker-dealers, none of the selling shareholders, to the knowledge of Medcom, are broker-dealers or are affiliated with broker-dealers.

    The names of the natural persons who exercise control over those selling shareholders which are corporations, partnerships, or similar entities are:

            American Nortel Communications, Inc.  Bill Williams
            Asian Restaurants                     Morris Salem
            Augustine Fund, LP                    Thomas Duszynski
            Baritex, Inc.                         Joseph Riccio
            Big Apple Consulting                  Warren White
            Burlington Securities Corporation     Vincent Molinari
            Chelverton Fund Limited               James P. Morton
            Continental Capital & Equity          John Manion
              Corporation
            Dieterich & Associates                Christopher Dieterich
            Dream Technologies, Inc.              Michael Fufidio
            Euromarket Advisory Services          Deborah Picou
            First Choice Money Resources, Inc.    Craig Morse
            Gifts of Joy Incorporated             Warin Nakashima
            Gilston Corporation Ltd.              Dawn Davies
            Great Neck Partners                   Marv Lyons
            Harbor Financial                      Patrick Riccio
            Heartland Systems Company             Harold Carpenter
            HSBC James Capel Canada, Inc.         Giora Lavie
            Johnson Capital Consulting, Inc.      Peter Johnson
            LHL Holdings, Ltd.                    Jack Levit
            Manchester Asset Management Ltd.      Dierdie M. McCoy
            Market Search International, Inc.     Russ Militello
            Michael Associates                    Albert Riccardi
            Morse Financial Consulting, Inc.      James Morse
            Movie Bar Company USA                 Jack Levit
            OAC Joint Venture, Inc.               Aron Scharf
            Richmark Capital                      Richard Monello
            S.R.G. & Associates, Ltd.             Scott Griffith
            Settondown Capital                    Anthony L.J. Inder Rieden
               International, Ltd.
            SMP Financial Consultants             James Caprio
            The Rockies Fund, Inc.                Stephen Calendrella
            Tonga Partners, LP                    Carlo Cannell
            United Pharmaceutical Network, Inc.   David Breslow
            U.S. Automotive, Inc.                 Zora Speert

            Woodard, Hall & Primm, P.C.           Stephen Andrews
            Zapara, Inc.                          Michael Zapara

      The following selling shareholders have relationships with Medcom:

Name                              Nature of Relationship

Bhatia, Lalit                       Employee of Medcom

Borst, George                       Employee of Medcom

Cobb, Debi                          Employee of Medcom

Corn, Dennis                        Employee of Medcom

Cugliandro, Nicole                  Employee of Medcom

Eickenberg, William                 Employee of Medcom

Falleo, Betty Ann                   Employee of Medcom

Healy, Margaret                     Employee of Medcom

Hernandez, Maria                    Employee of Medcom

Hughes, Michael                     Employee of Medcom

Kurfis, Diane                       Employee of Medcom

Muehlburger, Karl                   Employee of Medcom

Olszewski, Tracey                   Employee of Medcom

Piazza, Linda                       Employee of Medcom

Pizzolo, Anthony                    President of Medcom's Medcard Division.

Pizzolo, Ronald                     Executive Vice President of Medcom's Medcard
                                    Division.

Powell, Ann                         Employee of Medcom

Stevens, Robert                     Employee of Medcom

Trieu, Tho                          Employee of Medcom

Weitzberg, Bruce                    Employee of Medcom

Name                               Nature of Relationship

Worthington, Matthew                Employee of Medcom

Continental Capital &
  Equity Corporation                Consultant - Investor Relations

Richmark Capital Corporation        Sales Agent for Medcom's common stock

Baritex, Inc.                       Financial Consulting

Fegen, Nicholas                     Sales Agent for Medcom's common stock and
                                    Investor Relations Consultant

Barghols, Kent                      Sales Agent for Medcom's common stock and
                                    Investor Relations Consultant

Johnson Capital Consulting, Inc.    Consultant - Justmed.com division

Big Apple Consulting                Consultant - Investor Relations

Fingleson, Rodney                   Consultant - Justmed.com division

Fohson, Ltd.                        Consultant - International Markets

Caprio, James                       Consultant - International sale of ACDC
                                    Machines and former officer and director of Medcom

SMP Financial Consultants           Consultant - Mergers, Acquisitions and
                                    Investment Banking

Settondown Capital                  Sales Agent for Medcom's Series C Preferred
 International, Ltd.                Stock

Meltzer, Sam                        Consultant - Websites

SMP Financial Consultants           Consultant - Mergers, Acquisitions and
                                    Investment Banking

United Pharmaceutical Network, Inc. David Breslow, a director of Medcom, is the
                                    Executive Director of United Pharmaceutical
                                    Network, Inc.

      Manner of Sale. The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) by a broker or dealer as agent for a selling shareholder; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account
pursuant  to  this   prospectus;   (c)
ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

      A Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Medcom's common stock in the course of hedging the positions they assume with such Selling Shareholder, including, without limitation, in connection with the distribution of Medcom's common stock by such broker-dealers. A Selling Shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A Selling Shareholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

      Broker-dealers, underwriters or agents participating in the distribution of Medcom's common stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Selling Shareholders and any broker-dealers who act in connection with the sale of common stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Medcom nor any Selling Shareholder can presently estimate the amount of such compensation. Medcom knows of no existing arrangements between any selling shareholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of Medcom's common stock.

      Medcom has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. Medcom has also advised the Selling Shareholders that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholders, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Medcom has also advised the Selling Shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.

                            DESCRIPTION OF SECURITIES

Common Stock Medcom is authorized to issue 80,000,000 shares of common stock. Holders of common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of Medcom's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Medcom. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Preferred Stock

      Medcom is authorized to issue up to 1,000,000 shares of preferred stock. Medcom's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of Medcom.

      In April 1995, Medcom issued 25,250 shares of Series A preferred stock. Each Series A preferred share is convertible into 0.2 of a share of Medcom's common stock. As of June 30, 2000, 21,000 shares of the Series A preferred stock had been converted into shares of Medcom's common stock.

      In March 1996, Medcom issued 100,000 shares of its Series B preferred stock. Each Series B preferred share is convertible into 0.25 of a share of Medcom's common stock. As of July 31, 1999 all shares of the Series B preferred stock had been converted into 25,000 shares of Medcom's common stock.

      Between November 1998 and January 1999 Medcom sold 1,745 shares of its Series C preferred stock. Medcom sold these shares because it needed capital and no other source of capital was available at that time. In January 2000, the Series C preferred shares were subsequently converted into 3,490,000 shares of Medcom's common stock.

      In April 2000 Medcom's Board of Directors established the Series D Preferred Stock and authorized the issuance of up to 2,900 shares as part of this series. Medcom issued 2,850 Series

D Preferred shares in connection with the acquisition of DCB Actuaries & Consultants and the technology from DSM LLC.

      Each Series D Preferred share is convertible at any time at the option of the holder into 202.43 shares of Medcom's common stock. The Series D Preferred shares will, at Medcom's option, convert into shares of Medcom's common stock, in the manner described above, at any time after April 15, 2001 so long as the bid price of Medcom's common stock exceeds $4.94 and the shares of common stock issuable upon the conversion of the Series D Preferred shares are either covered by an effective registration statement or are eligible for sale pursuant to Rule 144 of the Securities and Exchange Commission.

      The Series D Preferred shareholders are entitled to receive cumulative annual cash dividends of $40.00 per share payable each year on March 31. At Medcom's option dividends may be paid in cash or in shares of Medcom's common stock. For dividends paid in shares of common stock, the number of shares to be issued will be determined by dividing the dollar amount of the dividends by the average price of Medcom's common stock for the ten trading days ending three days prior to the dividend payment date.

      Each Series D Preferred share is entitled to 202.43 votes on any matter submitted to Medcom's shareholders for their consideration and approval.

      In the event of any liquidation, dissolution or winding up (voluntary or involuntary) of Medcom, the holders of the Series D Preferred shares are entitled to receive out of Medcom's assets available for distribution to shareholders, and before any distribution of assets is made to holders of Medcom's common stock, liquidating distributions in the amount of $1,000 per share plus accumulated and unpaid dividends.

Transfer Agent

     Corporate Stock Transfer, Inc., of Denver, Colorado, is the transfer agent for Medcom's common stock.

                                     EXPERTS

      The financial statements as of June 30, 1999 incorporated by reference in this prospectus from Medcom's annual report on Form 10-KSB/A have been audited by Ehrhardt Keefe Steiner & Hottman PC independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

      Medcom's Bylaws authorize indemnification of a director, officer, employee or agent of Medcom against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Medcom who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Medcom pursuant to the foregoing provisions, Medcom has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

      No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by Medcom. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation.



                                TABLE OF CONTENTS
                                                                  Page

Prospectus Summary................................
Risk Factors......................................
Documents Incorporated by Reference...............
Additional Information............................
Comparative Share Data............................
Selling Shareholders..............................
Description of Securities.........................
Experts...........................................
Indemnification...................................



                                  Common Stock

                            MEDCOM USA, INCORPORATED

                                   PROSPECTUS

                                     PART II

                     Information Not Required in Prospectus


Item 14.  Other Expenses of Issuance and Distribution
          -------------------------------------------
    SEC Filing Fee                                            $   3,103
         Blue Sky Fees and Expenses                               2,000
         Printing and Engraving Expenses                          2,000
         Legal Fees and Expenses                                 40,000
         Accounting Fees and Expenses                             3,000
         Miscellaneous Expenses                                   4,897
                                                             ----------

             TOTAL                                             $ 55,000
                                                               ========

             All expenses other than the S.E.C. filing fees are estimated.

Item 15.  Indemnification of Officers and Directors.
          -----------------------------------------

         The Delaware General Corporation Law and Medcom's Bylaws that Medcom may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of Medcom.

Item 16.  Exhibits

         Exhibits                                           Page Number

1        Underwriting Agreement                                 N/A
                                                      ----------------------

3.1      Certificate of Incorporation,                           (1)
                                                      ------------------------
          as amended

3.1.1    Amendment to Articles of Incorporation                  (1)
                                                      ------------------------

3.2      Bylaws                                                  (l)
                                                      -------------------------

4.1      Incentive Stock Option Plan                             (5)
                                                      ---------------------

4.2      Non-Qualified Stock Option Plans                         (5)
                                                      ----------------------

4.3      Stock Bonus Plans                                        (5)
                                                      ----------------------

4.4      Designation of Series C Preferred Stock                 (4)
                                                      ----------------------

4.5      Certificate of Designation of the Powers,                (6)
                                                      ----------------------
         Preferences and Relative, Participating,
         Optional and Other Special Rights of

         Preferred  Stock  and  Qualifications,
         Limitations  and  Restrictions thereof,
         relating to Series D Cumulative
         Convertible Preferred Stock.

5     Opinion of Counsel
                                                          -----------------

10    Series C Preferred Stock Purchase Agreement,
      Escrow Agreement, Registration Rights Agreement            (4)
      and Form of Warrant                                 ----------------


10.1     Agreement relating to acquisition of
         Medcard System                                   Previously filed

10.2     Agreement relating to sale of assets of Link
         International                                    Previously filed

10.3     Employment Agreement with Mark Bennett           Previously filed

10.4     Employment Agreement with Michael Malet          Previously filed

10.5  July 1999 Licensing Agreement relating                    (5)
                                                         ----------------
         to One Medical System.

10.6     Shareholder Agreement dated March 31,                  (6)
                                                         ----------------
         2000 between Medcom USA, Inc. and
         Vladimir Havlena.

10.7     Shareholder Agreement dated March 31,                  (6)
                                                         ----------------
         2000 between Medcom USA, Inc. and
         Vladimir Kanovsky.

10.8     Shareholder Agreement dated March 31,                  (6)
         2000 between Medcom USA, Inc. and Petr Hamza.   ----------------


10.9     Shareholder Agreement dated March 31, 2000             (6)
         between Medcom USA, Inc. and Martin Chvatal.    ----------------


10.10    Shareholder Agreement dated March 31, 2000             (6)
         between Medcom USA, Inc. and Pavel Juranek.     ----------------


10.11    Shareholder Agreement dated March 31, 2000             (6)
         between Medcom USA, Inc. and Karel Barak.       ----------------


10.12    Supplement to Shareholder Agreement, dated             (6)
         April 13, 2000, between Medcom USA, Inc. and
         Vladimir Kanovsky.                               ----------------



10.13    Supplement to Shareholder Agreement, dated             (6)
         April 13, 2000, between Medcom USA, Inc. and     ----------------
         Petr Hamza.

10.14    Supplement to Shareholder Agreement, dated             (6)
         April 13, 2000, between Medcom USA, Inc. and     ----------------
         Martin Chvatal.

10.15    Supplement to Shareholder Agreement, dated             (6)
         April 13, 2000, between Medcom USA, Inc. and     ----------------
         Pavel Juranek.

10.16    Supplement to Shareholder Agreement, dated             (6)
         April 13, 2000, between Medcom USA, Inc. and     ----------------
         Karel Barak.

10.17    Share Purchase Agreement dated as of April 15,         (6)
         2000 by and among DCB Actuaries and              ----------------
         Consultants, SRO, David Robinson, Vladimir
         Havlena and Medcom USA, Inc.

10.18    Technology Purchase Agreement dated as of              (6)
         April 15, 2000 by and between DSM, LLC and       ----------------
         Medcom USA, Inc.

10.19    Amendment to License Agreement between
         Dream Technologies, LLC, MedCard Management      ----------------
         Systems, Inc. and MedCom USA, Incorporated.

23.1     Consent of Hart and Trinen                        _______________

23.2     Consent of Ehrhardt Keefe Steiner & Hottman, PC    _______________

24.      Power of Attorney                            Included as part of the
                                                      Signature Page

(1) Incorporated by reference to the same exhibit filed as part of Medcom's Registration Statement on Form SB-2 (Commission File No. 33-70546-A).

(2) Incorporated by reference, and as same exhibit number, from Registration Statement on Form SB-2 (Commission File Number 33-70546-A).

(3) Incorporated by reference, and as same exhibit number, from Amendment No. 1 to Registration Statement on Form SB-2 (Commission File Number 33-70546-A).

(4) Incorporated by reference, and as same exhibit number, from the Company's report on 8-K dated December 14, 1998.

(5) Incorporated by reference to the same exhibit filed with the Company's Annual Report on Form 10-KSB/A for the year ending June 30, 1999.

(6) Incorporated by reference to the same exhibit filed with the Company's 8-K Report dated April 15, 2000.

Item 17. Undertakings.
         ------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

              (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933; (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 11th day of August, 2000.

                                       MEDCOM COMMUNICATIONS INC.


                                  By: /s/ Mark Bennett
                                      -------------------------------
                                          MARK BENNETT, President


                                  By: /s/ Alan Ruben
                                      -------------------------------
                                         ALAN RUBEN, Principal Financial Officer
                                         and Chief Accounting Officer

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

 /s/ Mark Bennett
Mark Bennett                        Director              August 11, 2000

 /s/ Michael Malet
Michael Malet                       Director              August 11, 2000

 /s/ David Breslow
David Breslow                       Director              August 11, 2000


Julio Curra                         Director